Exhibit 99.1
March 20, 2007
Board of Directors
Affiliated Computer Services, Inc.
2828 N. Haskell Avenue
Dallas, Texas 75204
Gentlemen:
          Together with my investment partner, Cerberus Capital Management, L.P., on behalf of certain funds and accounts managed by it or its affiliates (“Cerberus”) , I am pleased to inform the Board of Directors of Affiliated Computer Services, Inc. (the “Company” or “ACS”) that we intend to form a partnership or other entity that will offer to acquire (the “Acquisition”), for a cash purchase price of $59.25 per share, all of the outstanding shares of common stock of the Company, other than certain shares and options held by me (and members of the Company’s management team) that would be rolled into equity securities of the acquiring entity in connection with the proposed transaction.
          We believe that our proposal is fair and in the best interests of the Company and its public shareholders and that the shareholders will find the proposal attractive. Our proposed price represents a premium of 15.5% over the closing price of the Company’s class A common stock on March 19, 2007 and an 18.3% premium over the 90-day average closing price.
          We expect that the Company’s Board of Directors will establish a special committee of independent directors (the “Special Committee”) to consider and negotiate this proposal on behalf of the Company’s public shareholders and ultimately to recommend to the Board of Directors whether to approve the Acquisition. We also expect that the Special Committee will engage its own legal and financial advisors to assist in its review. We welcome the opportunity to discuss our proposal with the Special Committee or the entire Board as soon as possible.
          Since November 2006, Cerberus has dedicated substantial internal and external resources to its effort to familiarize itself with the Company and its management team. This effort has included a number of meetings with executive management as well as the management of the Company’s Commercial Solutions and Government Solutions Groups, and has continued even after the change in the Company’s executive management team. In addition, Cerberus has reviewed certain business, financial and legal data made available via an online data room and in response to follow up diligence requests, pursuant to a confidentiality agreement with me. Cerberus’ initial due diligence effort culminated in its expressing a preliminary indication that it would be potentially interested in joining me to pursue the acquisition of the Company for $56.00 per share. I communicated this indication to the lead independent director of the Company’s Board of Directors during the week of February 5, 2007. Following several weeks of additional analysis and discussion, Cerberus increased its interest level in the Company to

Board of Directors
Affiliated Computer Services, Inc.
March 20, 2007

$59.25 per share. We have agreed to submit this proposal and work together exclusively to negotiate a transaction with the Special Committee. My participation in the transaction in partnership with Cerberus, combined with Cerberus’ streamlined investment decision process, significant operational and financial resources and in depth understanding of the Company due to its initial due diligence efforts, will allow us to move substantially more quickly and with a higher degree of certainty than most buyers.
          We would expect our proposal to undergo a customary market check process following execution of a definitive agreement with the Company. Because a robust process is in the best interests of the Company, its public shareholders and the transaction, the voting provisions for my shares in my agreement with Cerberus terminate if the Company enters into a definitive agreement for a competing transaction that constitutes a superior proposal for the Company’s shareholders.
          Further detail concerning our proposal is as follows:
          A. Structure.
          The Acquisition would be structured as a merger in which a newly formed acquisition vehicle of a holding company organized by Cerberus and me for the transaction (the “Acquiror”) would merge with and into the Company. We would expect that the definitive merger agreement for the Acquisition (the “Merger Agreement”) would contain customary representations, warranties, covenants, conditions and other provisions, including a customary market check provision and a termination fee payable by the Company. We are preparing a draft merger agreement that will be provided to you shortly.
          I would continue as Chairman following the Acquisition. The business would continue to be run in accordance with the Company’s current practice while maintaining the Company’s valuable employee base, which we view as one of its most important assets. In connection with the transaction, I would receive performance-based equity incentives in the Acquiror. We would also expect to offer similar performance-based equity incentives to other members of management; however, neither I nor Cerberus has any agreement or understanding with any member of management regarding the terms of the transaction. The terms of the performance-based equity incentives would be based on relevant metrics, including length of service and Company performance.
          B. Financing.
          I have committed to roll, into equity securities of the Acquiror, Company common stock and options having an aggregate value of approximately $300 million based on our proposed Acquisition price. Members of the Company’s executive management team would also be required to roll over Company common stock and options representing at least 70% of the aggregate value of the Company common stock and options held by them based on our proposed Acquisition price, and other members of the Company’s management team would be required to roll over at least half of the aggregate value of the Company common stock and

Board of Directors
Affiliated Computer Services, Inc.
March 20, 2007

options held by them. Members of management would also be afforded the opportunity to roll over more Company common stock and options. Cerberus will make a significant cash equity investment to fund a substantial portion of the purchase price.
          The balance of the purchase price will be financed through a combination of bank loans and high yield securities issued pursuant to commitment letters from financial institutions. We have received a “highly confident” letter from Citigroup Global Markets Inc. stating that it is highly confident of its ability to raise the debt necessary to complete the transaction. A copy of the letter is enclosed.
          C. Conditions.
          Our proposal is subject to (i) negotiation and execution of a mutually acceptable Merger Agreement and (ii) satisfactory completion of confirmatory due diligence by Cerberus. Our obligation to consummate the Acquisition would be subject to customary closing conditions to be contained in the Merger Agreement, including Company stockholder approval.
          D. Regulatory Approvals.
          We do not believe that the Acquisition would necessitate the receipt of any material regulatory approvals other than customary SEC and antitrust clearances. We do not foresee any obstacles to our prompt receipt of all necessary regulatory approvals.
          E. Internal Approvals.
          Cerberus does not require any corporate, shareholder or Board of Directors approval to consummate the Acquisition. Execution of the Merger Agreement would require only approval of Cerberus’ Investment Committee, which is comprised of Cerberus managing directors. Cerberus’ Investment Committee process is an extremely efficient one, and Cerberus has indicated that its review process will not affect the timing of the proposed transaction.
          F. Timetable.
          Cerberus has already begun its due diligence review, but, as you would expect, will need to conduct additional confirmatory business, accounting and legal due diligence. Accordingly, our proposal is subject to completion of such confirmatory due diligence by Cerberus, as well as negotiation and execution of a mutually satisfactory Merger Agreement. Based on experience, Cerberus believes it can complete its due diligence within 45 days from the date it is granted full access to the Company’s management and the requisite due diligence materials. We would anticipate negotiation of the Merger Agreement concurrently with this due diligence process, with a view to the execution of the Merger Agreement in early-May 2007. Cerberus is prepared to commence its confirmatory due diligence review immediately following negotiation and execution of a mutually satisfactory confidentiality agreement.

Board of Directors
Affiliated Computer Services, Inc.
March 20, 2007

          We believe prompt disclosure is advisable under applicable law. ACS and other companies have recently experienced an increase in disruptive leaks in connection with transactions of this sort. In addition, with so much current attention on both the Company and me, we are each subject to heightened scrutiny. A timely and orderly disclosure of the contents of this letter should be arranged with the Company as soon as practicable.
          Of course, no binding obligation on the part of the Company or me or Cerberus shall arise with respect to this proposal or any transaction unless and until (and then only to the extent) definitive transaction agreements satisfactory to us, and recommended by the Special Committee and approved by the Board of Directors, are executed and delivered.

Board of Directors
Affiliated Computer Services, Inc.
March 20, 2007

          My entire team looks forward to working with the Special Committee and its legal and financial advisors to expeditiously complete a transaction that is attractive to the Company’s public shareholders. Should you have any questions, please contact me at (214) 369-0437, Mr. W. Brett Ingersoll of Cerberus at (212) 909-1445, or Mr. Steven F. Mayer of Cerberus at (310) 826-9218. Your advisors may contact Mr. Ben Druskin of Citigroup Global Markets Inc. at (212) 816-8325 and Mr. James C. Woolery of Cravath, Swaine & Moore LLP at (212) 474-1912, who will be assisting my bidding group with the negotiation of this transaction.

Very truly yours,
/s/ Darwin Deason
Darwin Deason

CERBERUS CAPITAL MANAGEMENT, L.P.
By:	/s/ Steven F. Mayer
	Name:	Steven F. Mayer
	Title:	Managing Director

Copies (w/ encl.) to:
Ben Druskin
Citigroup Global Markets Inc.
390 Greenwich Street
New York, NY 10013
James C. Woolery
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Citigroup Corporate and Investment Banking 390 Greenwich Street New York, NY 10013
March 19, 2007
Darwin Deason
ACS Holdco LLC
Dear Sir:
     You have advised Citigroup Global Markets Inc. (“CGMI”) that you and a group of private equity investors (together the “Acquiror”) intend to submit an initial bid to acquire 100% of the capital stock of Affiliated Computer Services, Inc. (“ACS” or the “Company”) (the “Acquisition”). It is our understanding that Acquiror intends to finance the Acquisition with (i) up to $4,050 million of funded Senior Secured Credit Facilities (the “Senior Credit Facilities”), (ii) the underwriting or private placement of up to $2,515 million High Yield Notes (the “Notes”) and (iii) the contribution by the Acquiror of cash equity and rollover equity, all of which will allow you to complete the Acquisition and to pay fees and expenses associated therewith. For purposes of this letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.
     In evaluating the Acquisition, pursuant to your request, we have reviewed certain information regarding the Company, including public financial reports issued as of the date of this letter (and certain other due diligence materials), and have held a discussion with members of ACS’ management team. We have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all the financial and other information reviewed by us for the purpose of this letter. With respect to financial forecasts and projections, we have assumed that such financial forecasts and projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company.
     CGMI is pleased to inform you, based on and subject to the terms and conditions of this letter, that Citigroup is highly confident of its ability to (i) underwrite fully or privately place through a 144A offering with subsequent registration rights the Notes and (ii) underwrite fully and syndicate the Senior Credit Facilities.
     This letter is not intended to be, and shall not constitute, a commitment or undertaking by Citigroup to place or purchase any securities on a principal or agency basis or to provide or arrange any portion of the financing for the Acquisition, including financing under the Notes or the Senior Credit Facilities. Any such commitment or undertaking will be provided, if ever, in a separate definitive agreement. Prior to providing such definitive commitment or undertaking, if any, CGMI needs to, among other things, complete a satisfactory due diligence review and be satisfied with the documentation relating to the Acquisition. Such definitive commitment agreement, if any, will include customary conditions precedent to the closing of such financing.
     It should be noted that Citigroup’s expression of its confidence in its ability to underwrite or privately place through a 144A offering the Notes and to underwrite and syndicate the Senior Credit Facilities assumes (i) there not having occurred any material adverse change in the Company or applicable markets (financial or otherwise), (ii) the availability of audited financial statements for any periods required for a 144A offering memorandum for the Notes, and (iii) the appointment of CGMI as the sole lead book-runner and lead underwriter or placement agent for the Notes and the sole lead book-

1	Citigroup Global Markets Inc.

runner and lead arranger of the Senior Credit Facilities.
     By accepting delivery of this letter, Acquiror acknowledges that Citigroup may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with Acquiror’s interests and agrees that this letter is for Acquiror’s confidential use only and that neither its existence nor its terms may be disclosed by it to any person other than its officers, directors, employees, accountants, attorneys and other advisors, agents and representatives (the “Acquiror Representatives”), and then only on a confidential and “need to know” basis; provided, however, that Acquiror may (i) disclose this letter to the Company on a confidential basis as part of the bid described above; and (ii) make such other public disclosures of the existence and terms of this letter to the extent (x) the Acquiror reasonably determines that disclosing its bid publicly is beneficial to the success of its bid and has received CGMI’s prior written consent to the disclosure of this letter or its terms or (y) required by applicable law, in the opinion of its counsel. Notwithstanding any other provision in this letter, Citigroup hereby confirms that Acquiror and the Acquiror Representatives shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the transactions contemplated hereby.
     Citigroup shall not have any liability (whether in contract, tort or otherwise) to Acquiror, the Company or any other person, including, without limitation, any of Acquiror’s, the Company’s respective security holders or creditors, for or in connection with the delivery of this letter, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Citigroup’s gross negligence or willful misconduct. In no event, however, shall Citigroup be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

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Very truly yours, CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Julie Persily
	Name:	Julie Persily
	Title:	Managing Director

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